EXHIBIT 10.2

Optimal Group Inc.
2 Place Alexis Nihon
3500 de Maisonneuve Blvd. W.
Suite 800
Montreal, QC H3Z 3C1

LETTER AGREEMENT

Reference is made to the Executive Employment Agreement between Optimal Group Inc. and the undersigned, Holden Ostrin, dated March 5, 2004 (the “2004 Agreement”). All terms used hereinafter as defined terms shall, unless otherwise herein defined, have the meanings respectively ascribed thereto in the 2004 Agreement.

Whereas the current economic climate has provoked a desire by the Corporation to implement certain temporary measures intended to reduce costs and whereas the Executive wishes to cooperate in that regard, as follows.

The Executive hereby agrees that the portion of the current gross amount of Base Salary (the “Current Amount”) that is payable in bi-weekly installments in accordance with the payroll practice of the Corporation shall be reduced by 30%, with effect from, and in respect of the pay period beginning, June 22, 2009, until such time as the Executive shall notify the Corporation by simple notice in writing that the said reduction shall be rescinded, from and after which time the portion of the amount of Base Salary that is payable in bi-weekly installments in accordance with the payroll practice of the Corporation shall revert to the Current Amount (the period while such reduction is in effect being the “Reduction Period”) and shall take effect on the payroll period immediately following the date at which such notice is provided by the Executive.

Notwithstanding this Letter Agreement, for the purpose of the 2004 Agreement, the portion of the Base Salary that is payable in bi-weekly installments in accordance with the payroll practice of the Corporation, shall at all times, be and remain equal to the Current Amount.

Notwithstanding the generality of the foregoing, the parties agree that in the event of (i) a Change of Control, (ii) the termination of the Executive’s employment by the Corporation without Cause, or (iii) the termination of the Executive’s employment by the Executive for Good Reason, at any time prior to the first anniversary of the date hereof, the said 30% reduction shall be void ab initio, in which event the Corporation shall pay to the Executive in one lump sum, upon the occurrence of such Change of Control or within 10 days of the termination of his employment, as the case may be (but without in any way limiting any of the Executive’s rights under the 2004 Agreement or otherwise, upon termination of his employment), without interest, the aggregate amount by which the Base Salary was reduced during the Reduction Period, less any statutory deductions at source.

The parties agree that the 2004 Agreement, as amended hereby, remains in full force and effect.

The parties declare that they have required that this agreement and all documents relating hereto, either present or future, be drawn in the English language; Les parties déclarent par les présentes qu’ils exigent que cette entente et tous les documents y afférents, soient, pour le présent ou le future, rédigés dans la langue anglaise.

DATED at Montreal, as of the 2nd day of July 2009.

/s/ Holden Ostrin
Holden L. Ostrin

ACCEPTED AND AGREED
as of the 2nd day of July 2009

Optimal Group Inc.

Per:	/s/ Neil Wechsler
Neil S. Wechsler